EXHIBIT 10.33

October 17, 2009

Cindy R. Tahl

Dear Cindy:

Fate Therapeutics, Inc. ("Fate") is pleased to offer you, Cindy Tahl (the "Employee"), an exempt position as Senior Director, Intellectual Property & Corporate Counsel initially reporting to Scott Wolchko, the Chief Financial Officer, Treasurer & Secretary. This position has an anticipated start date of October 26, 2009 or as otherwise mutually agreed upon by the parties.

In consideration of your employment, you will be paid an annual base salary of $185,000, less applicable withholding, to be paid in 26 equal installments. Subject to approval by our Board of Directors, you will be granted an option to purchase 75,000 shares of the Company's Common Stock at the exercise price determined by the Board of Directors.  The option will become exercisable in accordance with the following schedule: twenty-five percent (25%) of the shares shall vest and become exercisable on the first anniversary of Employee's first date of employment, and 1/48th of the shares shall vest and become exercisable monthly thereafter so that one hundred percent (100%) of the shares shall be vested and exercisable on the fourth anniversary of Employee's first date of employment.  The option will be granted in accordance with the terms of the Company's Equity Incentive Plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.  In addition, you will be eligible to participate in an employee health benefits program, a bonus plan and a vacation plan similar to those provided to other employees in comparable positions.

As a condition of your employment, you will be required to complete the Company's standard form Employee Proprietary Information and Inventions Agreement attached hereto (the "Agreement"). In part, this Agreement requires that employees comply with the Company's requirements to protect its proprietary and confidential information at all times. Additionally, under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements as this offer of employment is conditioned on submission of satisfactory documentation and its verification.

We hope that you and Fate will find mutual satisfaction with your employment. All of us at Fate are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time, with or without cause or notice, and Fate reserves for itself an equal right with respect to your employment, where this type of relationship is called "at-will" employment. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and/or fair dealing related to your employment shall be conclusively settled, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, CA conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. ("JAMS") or its successor, under the then-applicable JAMS rules.

This letter and the Employee Proprietary Information and Inventions Agreement attached hereto contain the entire terms and conditions with respect to your employment, and they supersede all prior communications, negotiations, representations and/or agreements between you and Fate. The terms and conditions of this offer may only be changed by written agreement by a duly authorized representative of Fate, although Fate may, from time to time, in its sole discretion, adjust the salary, benefits and/or other forms of compensation paid to you in connection with your employment.

If this offer is acceptable to you, kindly indicate your consent to its terms and conditions by signing and returning a copy of this letter and a completed Employee Proprietary Information and Inventions Agreement attached hereto to me by the close of business on October 23, 2009, it being understood that this offer will expire if not accepted on or before such date (although that expiration date may be extended at the discretion of Fate). Upon your signature below, this letter will become our binding agreement with respect to your employment, containing all terms and conditions as to the specifics thereto.

Very truly yours,

/s/ J. Scott Wolchko

Scott Wolchko

Chief Financial Officer, Treasurer & Secretary

I agree to and accept employment with Fate Therapeutics, Inc. on the terms and conditions set forth in this letter, including the Employee Proprietary Information and Inventions Agreement attached hereto as Appendix A:

/s/ Cindy R. Tahl	10-23-2009
Cindy R. Tahl	Date

Appendix A

Employee Proprietary Information and Inventions Agreement